Exhibit (p)(14)

2. CODE OF ETHICS, INSIDER TRADING, AND PERSONAL SECURITIES TRANSACTIONS

SEAFARER CAPITAL PARTNERS, LLC
Adopted November 9th, 2011
Updated October 26th, 2015

The Firm has established this Code of Ethics (the "Code") pursuant to Rule 204A-1 of the Advisers Act. As an investment adviser, Seafarer (the "Firm") has a duty of loyalty to act in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all of its Supervised Persons1 shall act in a fair, lawful and ethical manner, in accordance with the federal securities laws and the rules and regulations imposed by the SEC.

All Supervised Persons should review this Code in an effort to be aware of their responsibilities. To the extent that any term within the Firm's Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall take precedence. Any violation of this Code or any other Firm policy and/or procedure shall be subject to the Firm's disciplinary procedures, which may include termination of employment.

It is the Firm's intent to serve its clients' interests with the highest standards of integrity, professionalism, and care. All Supervised Persons must recognize that while the Code prescribes certain standards of conduct, it is not an exhaustive guide to ethical behavior, nor does it catalog all that is expected of a fiduciary. When conflicts of interest between the Firm (or a Supervised Person) and clients arise, the Firm expects that Supervised Persons will act in a manner consistent with the Code's intent, regardless of whether such situations are directly addressed by the Code.

Equally, the Firm recognizes that complex, unforeseen problems arise during the normal course of business. In response to such circumstances, Supervised Persons – acting in good faith, and with the utmost care with respect to clients' interests – may inadvertently commit a technical breach of the Code. In such rare instances, the Firm will carefully weigh the facts and circumstances to determine whether the conduct in question constitutes a violation of the Code and its intent.

A.            SCOPE OF THE CODE

The terms of this Code apply to all Supervised Persons and sets forth the standard of conduct by which each individual should carry out his/her respective obligations. Specifically, this document presents the Firm's fundamental standard of conduct applicable  to Supervised  Persons. As discussed in section C below,  the rules  on reporting  and obtaining  permission  to conduct  securities  transactions  pertain  to the securities  accounts  in  which  any  Supervised  Person  has  any  direct  or  indirect  beneficial  interest.  Of particular  concern  (but  not  exclusive)  are  securities  in  which  client  assets  may  be  invested,  including stocks, bonds, options, futures and options on futures.

Additionally, Supervised Persons must avoid even the appearance of conflicts of interest when receiving or providing  gifts or entertainment  from  or to persons  doing  business  with, or wishing  to do business with, Seafarer.  Appendix 1 "Policy and Procedures with Respect to Gifts and Entertainment" sets forth the Firm's policies  and Supervised  Persons'  obligations  when giving or receiving  business  related gifts and entertainment. Furthermore, Appendix 2 "Policy and Procedures with Respect to Insider Trading" sets forth the Firm's policies and its Supervised Persons' responsibilities with respect to safeguarding and avoiding misuse of non-pubic information about the firm, its clients, or companies.

[1]
Supervised Persons is defined in Section 1: Overview of the Compliance Program, and includes the firm's employees, officers, directors, service members and managing members. For the purposes of this Code of Ethics, all Supervised Persons of Seafarer are considered Access Persons as defined by Rule 17j-1 of the 1940 Act.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

B.            STANDARDS OF BUSINESS CONDUCT

All Supervised Persons shall act in accordance with the requirements of the Advisers Act and the fiduciary principles articulated above. The Firm, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place the clients'  interests  above those of the advisory  firm.   To that end, all Supervised Persons should avoid conflicts of interest that could compromise the Firm's ability to act in the clients' best interests.   In addition, Supervised Persons should seek to avoid the appearance  of any such conflict.

Furthermore, Seafarer is subject to the anti-fraud provisions of the federal securities laws which prohibit the Firm and its Supervised Persons from:

•	Employing any device, scheme, or artifice to defraud a client or prospective client;

•	Engaging in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

•
Making any untrue statement of a material fact to a client or prospective client or omitting to state a material fact necessary to make the statement made in light of the circumstances  under which they are made not misleading; and

•	Engaging in fraudulent, deceptive or manipulative practices.

Supervised Persons are prohibited from disclosing nonpublic information about a company, or the market  for that company's  securities:  (a) to any person,  except  to the extent necessary  to carry out the Firm's legitimate business obligations, or (b) in circumstances in which the information is likely to be used for unlawful trading.  No Supervised Person who is in possession of material nonpublic information about a company, or about the market for that company's securities, is permitted to purchase or sell those securities until  the  information  becomes  public  and  sufficient  time  has  passed  such  that  the  market  would  have already reacted.  See full policy in Appendix 2 "Policy and Procedures with Respect to Insider Trading".

Finally,  it is, and always  has been,  the policy  of the Firm  that it and each  Supervised  Person comply with the aforementioned standards and to recognize that the Firm has a fiduciary obligation towards its clients. Supervised Persons should be fully aware of the high value the Firm has placed and continues to place on the adherence by all Supervised Persons to ethical conduct at all times, and all Supervised Persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of the Firm. In addition, all Supervised Persons are required to comply with those federal securities laws which apply  to the  business  of the  Firm  as described  in this  Code of Ethics,  as communicated  by the  Chief Compliance Officer, or otherwise. Each Supervised Person's execution of the Annual Acknowledgment of the Policies and Procedures constitutes an acknowledgment  that he or she has complied and will continue to comply with such applicable laws.  For purposes of this paragraph, "federal securities laws" includes the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities  Exchange  Act of 1934, the Sarbanes-Oxley  Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, any rules adopted thereunder by the SEC or the Department of the Treasury, and the anti-bribery provisions of the US Department of Justice Foreign Corrupt Practices Act.

C.            PERSONAL SECURITIES REPORTING AND TRANSACTIONS

As a result of the Firm's obligations under Rule 204A-1 (and, with respect to the Registered Investment Companies advised by the Firm, Rule 17j-1 of the 1940 Act), all Supervised Persons1 must periodically submit for the Firm's review reports of securities holdings and transactions in their Covered Accounts,  as  explained  below.  Additionally, Supervised Persons and their Household Members are prohibited from trading Investment Mandate Securities in their personal accounts, and must obtain approval from  Compliance  in  advance  of  trading  Non-Investment  Mandate  Securities  and  Affiliated  Funds,  as explained below.

[1]	For the purposes of this Code of Ethics, all Supervised Persons of Seafarer are considered Access Persons as defined by Rule 17j-1 of the 1940 Act.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

1.       Definitions of Terms used for Personal Securities Reporting and Transactions

Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Covered Securities may be held and in which a Supervised Person or his or her Household Member has any direct or indirect beneficial interest and/or trading discretion or control.

Household Members any member of their immediate  family including  spouse, minor children, and related adults who are expected to live in same household as the Supervised Person for at least 60 days a year.

Covered Persons consists of Supervised Persons and their Household Members.

Beneficial interest is having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in securities (including  IPOs and limited offerings) directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

Covered  Securities   are  securities  in  which  Covered  Persons  are  prohibited  from  effecting personal securities transactions  or in which personal securities transactions  must be pre-approved  via the Firm's Personal Transaction Authorization form.  There are three types of Covered Securities, each with a specific policy and procedures regarding personal securities transactions:

a)  Investment  Mandate  Securities  are  securities  that  reasonably  lie  within  the  investment strategy or mandate of the accounts under the Firm's advice and discretion, as defined by fund prospecti and/or investment management agreements entered into by the Firm. This includes:

(i)  any  registered  equity  that  has  been  issued  or  guaranteed  by  a  company  that  is organized under the laws of a foreign market, regardless of whether such equity is traded on a foreign or domestic exchange;

(ii) any  listed  or over-the-counter  derivative  securities  or financial  instruments  whose intrinsic value is tied to a foreign issuer;

(iii) any securitized debt, bond or debenture issued by a foreign-incorporated  (non-U.S.) entity, with a residual  term of more than 3 months,  and with a par value in excess of $10,000; and

(iv) any foreign (non-U.S.)  government-issued  debt, bond or debenture,  with a residual term of more than 12 months, and with a par value in excess of $100,000.

b)  Non-Investment   Mandate   Securities   are  securities   that  reasonably   lie  outside   of  the investment strategy or mandate of the accounts under the Firm's advice and discretion, as defined by  fund  prospecti  and/or  investment  management  agreements  entered  into  by  the  Firm.  This includes  registered  equity that is publicly-listed  on a domestic  exchange  and listed or over-the-counter derivative securities or financial instruments (other than American Depositary Receipts (ADRs)  and  their  derivatives);  ETFs  and  closed-end  funds;  and  securitized  debt,  bonds  or debentures issued by a U.S. entity.

c) Affiliated Funds are any registered investment company, including mutual funds, or other co-mingled investment fund, such as a private fund, to which the Firm serves as adviser, sub-adviser, or over which the Firm has investment discretion.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

Non-Covered Securities are certain  securities  not deemed  to be Covered  Securities  as defined above.  Non-Covered Securities are not subject to the reporting requirements or the trade pre-clearance requirements set forth below. Non-Covered Securities include (and are not necessarily limited to):

•	Various debt obligations issued by the U.S. government;

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds; and

•	Shares issued by open-end mutual funds that fall outside of the "Affiliated Funds" described in section c) above.

If you have any doubt as to whether a specific security is covered by this Code, please see the Chief Compliance Officer for guidance prior to effecting a personal securities transaction.

2.       Personal Securities Reporting Obligations

Supervised   Persons  must  submit  for  the  Firm's  review  reports  of  securities   holdings   and transactions  in their  Covered  Accounts  as detailed  below.  The Chief Compliance Officer or his or her designee shall be responsible  for periodically  reviewing  personal holdings and transactions  reports.   The Chief  Compliance   Officer's  own  holdings  and  transactions   reports  shall  be  reviewed  by  the  Chief Investment Officer or his or her designee.

Supervised  Persons  must  promptly  notify  Compliance  when  they or their Household  Members open a new Covered Account, and the account holder must promptly instruct his or her broker/dealer  or bank to send copies of statements  and trade confirmations  for the new account to the Chief Compliance Officer.

i)    Initial and Annual Holding Reports on Current Securities Holdings

Each Supervised  Person must provide  the Chief Compliance  Officer or his/her designee  with a written  report,  in  form  prescribed  by  Compliance,  of  the  current  securities  holdings  in  their  Covered Accounts  and  of their  positions  in  Affiliated  Funds  within  ten  (10)  days  after  becoming  a Supervised Person.  Information must be current  as of a date no more than forty-five  (45) days prior to the date of becoming  a Supervised  Person. An Initial Acknowledgement and Holdings  Report  is attached  to this Code as Exhibit C.

Additionally, no later than February 14th  of each year, each Supervised  Person must provide the Chief Compliance Officer or his/her designee with a written report of the holdings in his or her Covered Accounts  and  of  his  or  her  positions  in  Affiliated  Funds  as  of  December  31st   of  the  prior  year  by completing and submitting an Annual Acknowledgement  and Holdings Report. Note that all Supervised Persons must submit an Annual Acknowledgement and Holdings Report, even if the Supervised Person held no securities during the year.  The Firm's current form of Annual Acknowledgement and Holdings Report is attached to this Code as Exhibit D.

ii)   Quarterly Transaction Reports

No later than thirty (30) days after the end of each calendar quarter, each Supervised Person must provide  the Chief Compliance  Officer  or his/her  designee  with a written  record  of transactions  in their Covered  Accounts  and  Affiliated  Funds  over  the  previous  quarter  by  completing  and  submitting  a Quarterly   Report   of   Personal   Securities   Transactions.   Transactions   pursuant   to an "automatic investment plan1" are not required to be reported.  In lieu of listing transactions in the Quarterly Report of Personal   Securities   Transactions,   a   Supervised   Person   may   provide   for   duplicate   broker   trade confirmations and account statements covering all such transactions to be sent directly to the Firm no later than thirty (30) days after the end of each calendar quarter.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

Note that all Supervised Persons must submit a Quarterly Report of Personal Securities Transactions, even if the Supervised Person had no securities transactions during the quarter.  The Firm's current form of Quarterly Report of Personal Securities Transactions is attached to this Code as Exhibit B.

iii)  Exceptions to Reporting Obligations

The preceding holdings and transactions reporting requirements do not apply to Non-Covered Securities, as that term is defined above. Additionally, the Chief Compliance Officer may grant exception for certain  accounts,  such  as blind  trusts,  for which  holdings  and  transactions  information  may  not be provided under the terms of an agreement governing the account.

3.       Personal Securities Transactions Prohibitions and Pre-Clearance

No Supervised Person or their Household Members (collectively, "Covered Persons") may effect transactions of Covered Securities in their Covered Accounts unless in accordance with the following procedures.

i) It is the Firm's policy that Covered Persons are prohibited from purchasing any Investment Mandate Securities.  If a Covered  Person  should  unintentionally  acquire  such  an  Investment  Mandate Security  due to inheritance,  legacy  holdings,  or via other means,  such Covered  Person  will declare  the security to the Compliance  Department  at their first opportunity  to do so. The Chief Compliance  Officer will supervise  that Covered  Person's  ongoing  holdings  in and/or  disposition  of the security  in order  to monitor and guard against potential conflicts of interest.  Seafarer's Chief Compliance Officer may permit a Supervised Person to continue  holding  investment  mandate  securities  if they were purchased  prior to joining  Seafarer.  However,  no  Covered  Person  may  dispose  of  a legacy  Investment  Mandate  Security without  first  submitting  to the Chief  Compliance  Officer  a request  in writing  and  receiving  his or her written approval. Dividend reinvestment, rights offerings or other similar corporate actions on a Covered Person's existing positions in Investment Mandate Securities are permissible and need not be approved in advance.

ii) It is the Firm's policy that Covered Persons may purchase or sell Non-Investment Mandate Securities,  provided  that  such  Covered  Person  has  first  obtained  approval  from  the  Chief  Compliance Officer or his or her designee via the Personal Transaction Authorization Form (Exhibit A below). This process is known as personal trade pre-clearance. Authorization for such transactions must be obtained no later  than  1  PM  PST  for  transactions  that  have  been  proposed  for  the  following  business  day.  If preclearance  is  obtained,  the  approval  is  valid  for  only  the  immediately  following  two  business  days (except in the case of limited offerings,  as discussed  below under "Pre-approval  Required  for IPOs and Limited Offerings"). Covered Persons may transact in Non-Investment Mandate Securities without prior approval only in accordance with the Firm's deminimus exemption detailed below in section v).

iii) With respect to purchases and sales of Affiliated Funds, it is the Firms' policy that Covered Persons  must  first  request  approval  via  the  Personal  Transaction  Authorization  Form  (Exhibit  A below).   Authorization for such transactions may be obtained no later than 1 PM PST for transactions that have been proposed for the following business day. If preclearance is obtained, the approval is valid for only the immediately following two business days. The Chief Compliance Officer may revoke preclearance at any time after it is granted  and before the Supervised  Person executes  the transaction.  Note that pre- clearance is not required for:

[1]	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

•	Subscriptions and redemptions for Affiliated Funds that are part of an automatic investment plan are exempt from the authorization process;

•	Subscriptions to Affiliated Funds on the first day of its public launch are also exempt from the authorization process.

Dividend reinvestment, rights offerings or other similar corporate actions on existing positions in Affiliated Funds are permissible and need not be approved in advance.

iv)   Pre-approval Required for IPOs and Limited Offerings

The  acquisition  of beneficial  interest  in any  security  sold  in an  initial  public  offering  or in a limited offering by a Covered Person is prohibited unless expressly approved in advance by the Chief Compliance Officer. Approvals shall be recorded in writing and maintained according to the Firm's books and record policies. Preclearance obtained for limited offerings is valid until the limited offering transaction closes.

v)    Exceptions to Personal Trading Prohibitions and Pre-Clearance Requirements

The  requirements to pre-clear personal trades of Non-Investment Mandate Securities and Affiliated Funds do not apply transactions in accounts over which a Covered Person has no direct or indirect influence or control, such as an account managed by an investment professional and certain trust accounts. A Covered Person must receive approval from the Chief Compliance Officer before relying on any  exceptions. For purposes of clarification, Covered Persons may not trade Investment Mandate Securities in accounts over which they have no direct or indirect influence or control, except for sales permitted under the conditions specified in 3.i), above.

Covered Persons may transact in Non-Investment Mandate Securities without prior approval in accordance with the Firm's deminimus exemption. This exemption allows for a transaction of up to 500 shares, or $10,000 per security, per day. (Derivative instruments qualify for the exemption based on the notional  value of the underlying  contract,  and not the value traded  in the marketplace.) The exemption applies only when all the following conditions are satisfied:

•	The Non-Investment Mandate Security must have a market capitalization in excess of $1 billion dollars; and

•	The Non-Investment Mandate Security must have over the prior 20 business days exhibited daily trading volumes in excess of $1 million dollars.

Dividend  reinvestment,  rights  offerings  or  other  similar  corporate  actions  on  existing  Non- Investment Mandate Securities positions are permissible and need not be approved in advance.

vi)   Frequent Trading

It shall be considered a violation of this Code of Ethics for a Supervised Person to conduct personal securities transactions with a degree of frequency that is in conflict with Seafarer's fiduciary responsibility to place clients'  interests  above  those  of the  Firm's.  The  Chief  Compliance  Officer  will monitor  the  frequency  of  personal  securities  transactions  during  their  review  of  Supervised  Persons' personal securities transactions.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

D.          ADMINISTRATION AND ENFORCEMENT  OF CODE

The Chief Compliance Officer will be responsible for administering  and enforcing this Code and is  authorized  to  enlist  the  assistance  of  a  third-party  compliance  consultant  in  doing  so.  Should any Supervised Person have any questions regarding the applicability of this Code, he/she should address those questions with the Chief Compliance Officer. A Supervised Person should report any violation of this Code of which he or she is aware to the Chief Compliance Officer. Any questions concerning this Code should immediately be addressed with the Chief Compliance Officer. The Chief Compliance Officer shall review the Firm's  compliance  with the Code  and raise issues  of non-compliance  to senior  management  and/or outside counsel, as necessary.

Supervised   Persons  who  violate  this  Code  of  Ethics  are  subject  to  disciplinary   action  as determined  by  the  Chief  Compliance  Officer  and  senior  management  of  the  Firm.  In addition to the penalties outlined in chapter 1 of this compliance manual, penalties may include verbal and/or written reprimand, recording of violations in personnel files, or suspension  or termination  of employment.  In the case of personal securities transactions violations, disgorgement of profits resulting from violational trades may be required.

E.            INVOLVEMENT  IN LITIGATION

A Supervised Person must advise the Chief Compliance Officer immediately if he or she becomes involved  in litigation  involving  his or her activities  on behalf of the Firm (other than civil litigation  not involving  investment  securities  or  such  Supervised  Person's  employment  or  professional  activity),  has received a subpoena, has been arrested or threatened with arrest, is subject to any judgment or arrest, or is contacted by any regulatory authority from any jurisdiction in respect of his or her activities on behalf of the Firm, any professional activity or activity relating to any investment security.

F.            RECORDKEEPING

Compliance  shall  maintain  the  following  books  and  records  in  accordance  with  the  Firm's Recordkeeping policies:

•	Versions of the Firm's Code of Ethics that went into effect;

•	Ongoing list of Supervised Persons;

•	Supervised Persons' Acknowledgement Forms memorializing receipt of the Compliance Manual which includes this Code of Ethics;

•	Initial and Annual Holdings Reports as discussed above;

•	Quarterly Transaction Reports (or substitute broker trade confirmations or account statements) as discussed above;

•	Record of any decision, and the reasons supporting the decision, approving the acquisition of IPOs and Limited Offerings by Supervised Persons; and

•	Records of Code of Ethics violations and any resulting remedial action.

G.            SOCIAL MEDIA POLICY

The  Firm  has  established  this  policy  to address  Supervised  Persons' use  of social  networking media. The Firm requires  Supervised  Persons  to comply  with the policy when using social networking media. Social networking media includes any technology which allows users to share information, including but not limited to LinkedIn, Facebook, MySpace, Twitter, Plaxo, MyLife, Friendster, Cake Financial, Wikipedia, Live Journal and other blogs, message boards, chat rooms, email discussion lists, YouTube, and Flickr.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

Relationship with the Firm. Supervised Persons will be personally responsible for their online activity that (i) is conducted with a Seafarer email address, (ii) references a Firm email address, the Firm, its website, Supervised Persons or competitors (iii) can be traced back to a Firm domain, or (iv) that uses Firm assets. Supervised Persons who wish to identify themselves in social networking media as employed by the Firm must receive prior approval from the Chief Compliance Officer. Such Supervised Person's use of social networking media may be subject to review by the Firm.

Legal Considerations. Supervised Persons should not post any information or conduct any online activity that may violate applicable local, state or federal laws or regulations including but not limited to laws governing the securities industry, the use of copyrights, defamation, and privacy.

1.   Privacy. All Supervised Person communications on social networking sites are subject to the Firm's privacy policy. Supervised Persons should never discuss a current or former client or such client's non-public, personal information on a social networking site.

2.   Compliance with Investment Advisers Act of 1940 (the "Act"). As a federally registered investment adviser, the Firm is required to comply with the Act with respect to written communications and advertisements. To comply with the Act, it is the Firm's policy that:

a.   Supervised Persons may not use social networking media to communicate with clients (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, or (iii) the placing or execution of any order to purchase or sell any security.

b.   Supervised Persons should not use social networking media to communicate with clients or non-clients any recommendation or advice with respect to individual stocks, sectors, investment styles, asset allocation, financial planning, or the market in general.

c.   Supervised Persons may not send any written communication through a social networking site, or post any notice or other announcement that offers (i) any analysis, report, or publication concerning securities or which is to be used in determining when to buy or sell a security or which security to buy or sell; (ii) any graph, chart, formula or other device to be used in determining when to buy or sell a security or which security to buy or sell; or (iii) any other investment or financial planning advice.

3.   Copyrighted Materials – Supervised  Persons should not use works subject to copyrights without the permission  of the owner of such work.   When publishing any online material through social media that includes another's direct or paraphrased quotes, thoughts, ideas, photos, or videos, Supervised Persons should identify any copyrighted or borrowed material using citations and links to  the  original  material  where  applicable.     For  LinkedIn,  this  includes  adding  any "Skills, "Endorsements" or "Recommendations"  received by others to the Supervised Person's profile.

4.   Firm Intellectual Property - Trademarks, servicemarks, logos, and other intellectual property of the Firm may not be used without prior written permission of the Firm.

5.   Defamation   –  Supervised   Persons   should  not  publish   disparaging   comments   about  others, including  but not limited  to clients,  the Firm, its Supervised  Persons,  or any competitor  of the Firm.

General Content Considerations.

1.   Professionalism. When you identify yourself as a Supervised Person of the Firm, we expect that you will represent the Firm in a professional manner. Information presented should be accurate and truthful. Information that could be offensive to clients should be avoided. Pause, think, and carefully review your draft before you post or communicate. Submit only respectful communications - in other words, no spam and no remarks that are off-topic or offensive. When disagreeing with others' opinions, keep your communications appropriate and polite. Know that all communications, regardless of media are format, are subject to this Code of Ethics.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

2.    Confidentiality and Proprietary Information. Supervised  Persons  should  never  discuss  Firm proprietary or confidential information on social networking sites, which may not be secure.

3.    Recommendations of the Advisory Services of the Firm or the Supervised  Person. Supervised Persons' social networking  sites may not include recommendations,  endorsements,  or statements of a customer's experience regarding the advisory services provided by the Firm or the Supervised Person. For LinkedIn, this includes adding any "Skills, "Endorsements" or "Recommendations" received by others to the Supervised Person's profile.

4.    Recommendations  of Others.  Supervised Persons who are identified as being associated with the Firm may not make recommendations  or referrals  of other products,  services,  or professionals, except as approved in advance by the Chief Compliance Officer.

5.   Opinions  Regarding  Investments,  Markets  or  Investment  and  Financial  Planning  Advice.    A Supervised Person who is identified as being associated with the Firm must post a disclaimer that opinions regarding these topics are solely those of the Supervised Person and do not represent the views of the Firm.

Terms and Conditions.  Supervised Persons should follow the established terms and conditions of use that have been established by the venue used for social networking activities.

Violations.  Supervised Persons who violate this policy may be subject to disciplinary action, up to and including termination.

H.     UPDATES TO CODE

The Chief Compliance Officer or their designee shall forward any revisions and/or additions to the Code of Ethics to all Supervised Persons upon the adoption thereof.

I.       QUESTIONS AND EXCEPTIONS

Any  questions  regarding  this  policy  should  be  raised  with  the  Firm's  Compliance  group;  any exceptions must be approved in writing by the Chief Compliance Officer.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

APPENDIX I

POLICY AND PROCEDURES WITH RESPECT GIFTS & ENTERTAINMENT

This policy governs the giving and receipt of gifts to or from persons or entities outside the Firm. The giving or receipt of gifts, meals and entertainment  raises potential  conflicts  of interest and may, in certain cases, raise an appearance of impropriety.   These rules are intended to limit gifts and entertainment to only those activities that are consistent with the Firm's standards of business conduct, as set forth in the Code, and would not create a likely conflict of interest and that would not in any way influence decisions by  the  Firm  or  the  persons  with  whom  the  Firm  conducts  business.  These  rules  are  intended  to  be guidelines.   To the extent a gift, meal or entertainment  would technically  fall within the rules below but would still raise an appearance  of impropriety,  employees  should refrain from engaging  in that activity. Any questions regarding whether a particular activity raises concerns should be directed to the Firm's Compliance Department ("Compliance").

A.            GIFTS

Giving Gifts

No Supervised Person may give gifts (including Firm promotional merchandise) having more than a nominal market value (hereinafter defined as costing less than US $30), or, over the course of a calendar year, multiple such gifts having an aggregate value of more than US $100, directly or indirectly, to any:

•	Client or employee of a client;

•	Securities firm or other financial institution or any employee thereof (including investment managers);

•	News or financial information media; or

•	Service providers, vendors or other individuals with a relationship with the Firm.

Additionally,  Supervised  Persons  may  not  give  cash  gifts  (gratuities)  of  any  amount  to  any individual or entity.

ERISA Accounts and Public Plans

The provision of gifts in any amount to a fiduciary of an existing or prospective client subject to ERISA, or to any existing or prospective  client that is a public plan, or to any associated person thereof, must be pre-approved in writing by Compliance.

Accepting Gifts

Supervised Persons and their spouses and immediate family members may not solicit or encourage others to give them gifts or gratuities that are related in any way to the activities of the Firm or any of its affiliates, or the activities Supervised Persons conduct on behalf of the Firm, and Supervised Persons may not represent or suggest that any service or business will be given in exchange for a gift or gratuity.

Gifts given to or received from family members, friends and social acquaintances  do not have to be reported (as further discussed below), provided the gifts are not related to the business of the Firm or any  of  its  affiliates,  or  the  activities  Supervised  Persons  conduct  on  behalf  of  the  Firm. However, Supervised Persons must be aware that the Firm strives to avoid situations where there is even a suggestion of impropriety or conflict.  Accordingly, while personal gifts may not fall within the explicit scope of this Code, they are not exempt from its intent.  The Firm strongly encourages Supervised Persons to report any gifts that may have mixed intent, e.g. simultaneously of a personal and commercial nature.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

Supervised  Persons and their spouses and immediate  family members  generally  may not accept any form of cash gifts, or gifts having more than a nominal market value (as defined above) or, over the course of a calendar year, multiple such gifts having an aggregate value of more than US $100, from any outside person or entity that:

•	Does, or seeks to do, business with the Firm or any of its affiliates; or

•	Gives the gift because of the Supervised Person's position with the Firm.

The Firm often receives gifts of food, particularly during the holiday season. Supervised Persons receiving any such gifts that exceed the dollar thresholds listed above may not keep such gifts for their own consumption, but may place them in a common area to be shared by all persons in their location.

Reporting

Should a Supervised  Person or his or her spouse or immediate  family member receive any gifts from such person  as described  in "Accepting  Gifts" above,  whether  that gift falls within  or outside  the dollar  thresholds  referred  to  above,  the  Supervised  Person  must  promptly  report  its  receipt  to  his/her Manager and to Compliance. Compliance will maintain a gift log in which to record all such gifts or similar payments. The log will contain the following information as provided by persons reporting gifts:

•	Date of the gift;

•	Recipient's name;

•	Name of person and / or entity that provided the gift;

•	Estimated value (or exact amount) of the gift;

•	Description of the gift;

•	Method of disposition of the gift; and

•	For gifts of food valued greater than the limits set forth above, information will include the names of Supervised Persons sharing the gift, and also the approximate dollar value of the gift.

In cases where a Supervised Person receives a gift that falls outside the dollar thresholds referred to above, Compliance will instruct the Supervised Person how to dispose of the gift.  For gifts of other than food that can be shared, disposal will typically involve returning the gift, or if that is not possible, donating it to charity.

B.            BUSINESS MEALS AND ENTERTAINMENT

Supervised Persons may provide to, and accept from, persons outside the Firm, including clients and prospective clients, customary and reasonable business meals and entertainment as long as both the Supervised Person and the other person(s) attend such events.  Additional guidelines are:

•	Business must be discussed at such meals and/or events;

•	If the Firm is providing the meal or entertainment, it may pay only for the business-related attendees and their spouses or partners (not friends or children, etc.);

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

•
Such meals and/or entertainment must not be extravagant (i.e., the cost of the meal or event must be reasonable). For sake of clarity, golf events and regular season amateur or professional sporting events, other than those for which tickets are exceptionally expensive (such as professional playoff and  championship  series,  bowl  games,  "the  final  four"  and  the  like),  will  not  normally  be considered extravagant;

•	Such meals or entertainment must be occasional in nature (no set number, but common sense dictates no more than quarterly, preferably less than that if not absolutely necessary);

•	Public disclosure of such meals and/or entertainment would not embarrass the Firm;

•	Such meals and/or events do not take place at a venue that would reflect poorly on the Firm (e.g., events involving adult entertainment or gambling); and

•
If Seafarer is providing meals or entertainment as part of an investment education or other event it is hosting,  neither  the  Firm  nor  its  Supervised  Persons  may  pay  for  or  reimburse  any  hosted attendee  for their hotel,  transportation,  parking,  or other travel  expenses.  Similarly,  neither  the Firm nor its Supervised Persons may accept payment of or reimbursement for lodging or travel expenses associated with educational events they attend that are hosted by third-parties.

Regular manager research or client meetings that take place at a broker's offices, at a client site, or at the Firm's offices, and to which there is no element of entertainment  must be conducted in accordance with the other standards described herein. Meals eaten together with broker representatives for which the Supervised  Person pays his or her own share also must also be conducted  in accordance  with the other standards  described  herein.  Any  Supervised  Person  that  receives  business  meals  and  entertainment  in violation  of the above guidelines  must report such occurrence  to the Chief Compliance  Officer  or their designee for purposes of monitoring conflicts of interest.

C.            GIFTS, BUSINESS MEALS AND ENTERTAINMENT WITH GOVERNMENT OFFICIALS, EMPLOYEES, AND OTHER REPRESENTATIVES

When conducting business with governmental officials, employees, officers, directors, or representatives, Supervised Persons must understand and comply with the Firms' polices which restrict providing  gifts,  business  meals  and  entertainment.  Violations  of  the  complex  set  of  laws  and  rules surrounding  this activity  can be serious and involve  fines and/or sanctions  against Seafarer,  and/or may preclude  the  Firm  from  conducting  business  with  domestic  or  foreign  governments  and  their  related entities. Note that regulations generally do not distinguish between gifts, business meals, or entertainment, and treat  each  of these  as a "thing  of value"  subject  to restriction.  The following  Firm  policies  are in addition to the Gifts, Business Meals and Entertainment policies set forth above.

Any attempt to influence government officials to award business to the Firm or to take any other action  favorable  to  our  business  through  the  payment  of  gifts  or  by  providing  business  meals  or entertainment  is strictly  prohibited.  Rule 206(4)5  of the Adviser's  Act places restrictions  on Supervised Persons providing gifts or entertainment to state and local government officials, as described in the Firm's Political  Contributions  Policy  located  in  chapter  17  of  this  Compliance  Manual.  Additionally,  states, counties, cities and other municipalities  often place limitations, some as low as $10, on the value of gifts, business meals and entertainment that their officials or employees may receive from entities doing business with or wishing to do business with the government or its agencies.

The US Financial  Corrupt Practices  Act (FCPA) and the UK Bribery Act prohibit Seafarer and third-party  agents  of  Seafarer  acting  outside  the  United  States  from  directly  or  indirectly  paying  or receiving  anything  of  value,  whether  tangible  or  intangible  (e.g.  gifts,  entertainment,  travel  expenses, charitable  donations,  political  contributions,   including  making  bribes  or  kickbacks,  making  a  hiring decision, making any promise to pay, authorize payment, or accepting or soliciting any such payment) to or from  a  government  recipient  or  their  designee  in  order  to  influence  or  secure  an  improper  benefit. Government  recipients  include  government  employees,  private  persons  acting  on  their  behalf,  certain private companies with government ownership, candidates for political office, political parties and their officials,  and  officers,  employees,  and  representatives  of public  international  organizations  such  as the World Bank and the United Nations. Note that in certain countries and in certain industries an individual who may appear to work for a private entity may be considered a government official, for instance a doctor employed by a state-owned hospital or an employee of a state-owned telecommunications  company.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

Reasonable  gifts, business meals and entertainment  may be provided to officials, employees and other representatives  of state and local, and foreign  governments  ONLY  if not otherwise  prohibited  by federal securities laws or by laws/regulations in the applicable jurisdiction. Employees should contact Compliance if in need of any guidance with respect to such restrictions.

However, Supervised Persons may not provide a gift, business meal, or entertainment of any value to any official, employee, officer or director or representative of any:

•	Federal governmental agency (such as the SEC or the various banking regulators);

•	State or local governmental agency that has regulatory jurisdiction over our business;

•	Foreign governmental agency; or

•	Self-regulatory organization within or outside the United States (e.g., NASD or the Financial Services Authority).

Note that any gift, business meal or entertainment for which reimbursement is sought from the Firm is presumed to be related to the business of the Firm and therefore is subject to the rules described above.

D.            GIFTS VERSUS SOFT DOLLARS

The Firm may receive research products and services in connection with brokerage services.  A description  of  acceptable  products  and  services  can  be  found  in  chapter  7  of  this  compliance  manual Brokerage,  Best Execution  and Soft Dollar Policy.   Anything  else of value given to or received  from a broker dealer is subject to this Gift Policy.

E.            QUESTIONS AND EXCEPTIONS

Any questions regarding this policy should be raised with Compliance; any exceptions must be approved in writing by the Chief Compliance Officer.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

APPENDIX II

POLICY AND PROCEDURES WITH RESPECT TO INSIDER TRADING

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Advisers Act, the Adviser must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, Seafarer forbids any Supervised Person from trading, either personally or on behalf of others, including clients and Affiliated Funds, based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Seafarer's policy applies to every Supervised Person and extends to activities within and outside their duties at Seafarer. Every Supervised Person must read and retain this policy statement. Any questions regarding Seafarer's policy and procedures should be referred to the Chief Compliance Officer. Capitalized terms not defined herein shall have the meanings ascribed to them in Seafarer's Code of Ethics.

The term "insider trading" is not defined in the federal securities law, but generally is used to refer not only to the use of material nonpublic information to trade in securities (whether or not the user is an "insider"), but also to communications of material nonpublic information to others, commonly referred to as "tipping". The law concerning insider trading can and does change, but as a general matter the law prohibits, any person (including investment advisers) from knowingly or recklessly breaching a duty of trust and confidence owned by that person by:

•	trading while in possession of material, nonpublic information;

•	communication (i.e., "tipping") such information to others;

•	recommending the purchase or sale of securities based on such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

In the course of employment, Supervised Persons may learn about the current or pending investment and operating activities of our Affiliated Funds or other client accounts and their portfolio investments. Using or sharing this information other than in connection with the investment of client accounts is considered acting on inside information and is therefore prohibited.

Equally, Supervised Persons may have access to inside information with respect to publicly-registered Affiliated Funds and other accounts that are under the Firm's direction. Every Supervised Person must guard this information carefully, sharing it only with authorized parties, and always in compliance with the procedures discussed in chapter 13 of this Compliance Manual "Disclosure of Proprietary Information." Such information may include, but is not limited to: portfolio holdings and characteristics; information related to the portfolio valuation process; data regarding the Affiliated Fund's or account's assets under management, subscriptions and redemptions, and its clients. As Supervised Persons may have access to such information, Supervised Persons' transactions in the Affiliated Fund or account could be considered "insider transactions." In order to avoid even the appearance of impropriety associated with Supervised Person transactions in such Affiliated Funds or accounts, they will be governed by the pre-clearance procedures for Affiliated Funds set forth in the Code of Ethics.

A.                    WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of an issuer. In addition, a person can be an insider on a temporary or permanent basis if he or she enters into a special agreement or understanding to maintain the confidentiality of the inside information, such as a fiduciary or similar duty of trust or confidence, in the conduct of an issuer's affairs and as a result is given access to information solely for the issuer's purposes. This type of insider can include, among others, an issuer's attorneys, accountants, consultants, bank lending officers, underwriters, placement agents, any party involved with the marketing or placement of the issuers securities, and the officers, directors and employees of such organizations.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

B.                    WHAT IS MATERIAL INFORMATION?

Trading on insider information is not a basis for liability unless the information is material and non-public. "Material information" generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer's securities. Information that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities, inflows or outflows of client assets or assets under management, a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

Material information does not have to relate to an issuer's business or come from a source inside the issuer. For example, in a case involving a Wall Street Journal reporter, the Supreme Court considered as material certain information about the contents of a forthcoming column that was expected to affect the market price of a security. In that case, the reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the column and whether those reports would be favorable or not.

Types and sources of information	Example
#1 - Material non-public information provided by an insider at the issuer	An executive of a public company provides "off the record" material information to Seafarer, such as earnings estimates or merger or acquisition plans. This is known as "tipping".
#2 - Material non-public information provided by a source other than the issuer	An executive of a public company provides "off the record" material information to an industry analyst, who then provides the information to Seafarer. The industry analyst would be a "tippee".
#3 - Material non-public information provided by either the issuer or another source that does not relate to the issuer's business
Any material non-public information taken from any source other than the issuer, which information is then misappropriated.

Ex #1: A Wall Street Journal reporter provides "off the record" material information to others about the dates that reports on various companies would appear in the publication and whether those reports would be favorable or not.

Ex. #2: An independent contractor has an NDA with Firm A to not disclose information about Company A. In the course of his contract, he obtains material non-public information about Company B, which he passes along to Seafarer. Seafarer may not trade on this information.

#4 - Material non-public information that the person who traded on it may affirmatively prove did not impact the decision to trade
The SEC has issued guidance that if a person can demonstrate that material information that was not a factor in the trading decision, this is a permissible affirmative defense to allegations of insider trading. The person must show that he or she planned the transaction(s) in the security in advance pursuant to a contract, instruction or plan, before becoming aware of the material non-public information, and then completed the pre-planned transaction(s) at a later time, even if he or she subsequently learned of the material non-public information.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

As example, a company operating a repurchase program could adopt a written plan, at a time when it is not aware of any material non-public information, that uses a written formula to derive the amounts, prices and dates on which it will repurchase its securities. The company could alternatively delegate all authority for determining the amounts, prices and dates to a person who is screened off from any material non-public information regarding the company, provided the company does not exercise any influence over the repurchases.

As further example, a Supervised Person could acquire company stock in a retirement plan by providing instructions as to his or her participation in the plan, at a time when he or she is not aware of any material non-public information. Each transaction price, amount and date could be determined by an algorithm or formula prescribed by the plan's administrator or investment manager, provided the employee does not exercise any influence over the timing of the transactions.

#5 - Non-public information that may constitute an acceptable basis for trading
Portfolio managers, expert network consultants and others are permitted to develop market information and insights by gathering pieces of information from different public and private sources, provided such information is not material non-public information or other information obtained in breach of an obligation not to communicate the information. These pieces of information, when put together form an assortment of information from which a material conclusion of fact can be drawn. This is known as the "mosaic theory" of trading.

In certain instances information that is non-material still should not be used as an acceptable basis for trading. For example, if an executive of a public company provides "off the record" information to Seafarer that is not material, however, is provided in breach of a fiduciary or similar duty of trust or confidence to keep it confidential, the terms of an employment, consulting or confidentiality agreement or any other legal obligation, neither any Supervised Person nor Seafarer should trade on this information.

C.                    WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on material nonpublic information until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. Information may be deemed to have been made public — and thus not subject to the prohibitions on insider trading — in a number of different ways, including when the information:

•	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

•	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

•	Is disclosed in a stockholder report or a press release from the issuer;

•	Is announced in a public forum such as a stockholder meeting;

•	Is provided by the issuer freely to anyone making an inquiry; and

•	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

D.                    PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	multiple damages;

•	paying back profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by Seafarer, including possible dismissal of the persons involved.

E.          PROCEDURES TO IMPLEMENT SEAFARER'S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid Seafarer in preventing, detecting and imposing sanctions against insider trading. These Procedures cannot cover all circumstances and Supervised Persons are asked to be cautious in all situations involving the potential for insider trading and consult with the Chief Compliance Officer if such Supervised Person has any questions.

Before a Supervised Person trades for himself or herself or others, including the Firm's client accounts, in the securities of an issuer about which such Supervised Person may have potential inside information, the Supervised Person should ask at least the following questions:

•	Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

If, after consideration of the above, a Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

•	Do not purchase or sell the security on behalf of yourself or others, including any Affiliated Fund.

•	Do not communicate the information inside or outside Seafarer, other than to the Chief Compliance Officer or the Firm's external counsel.

•
Immediately report the information to the Chief Compliance Officer, who will consult with Seafarer's counsel. Thereafter, the Chief Compliance Officer will instruct the Supervised Person to continue to refrain from such trading and communication, or the Supervised Person will be allowed to trade and communicate the information.

If the Chief Compliance Officer determines that the information constitutes material, nonpublic information that might expose the Firm or any of its affiliates to liability for "insider trading," the issuer to which the information relates will be placed on the "Restricted List" described below. Issuers on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the Chief Compliance Officer.

When an issuer is placed on the Restricted List, and until it is removed, no Supervised Person (or any members of the family/household of a Supervised Person) may trade in the securities or other instruments of the issuer, either for their own account or for the account of any Firm client, absent specific authorization from the Chief Compliance Officer. In addition, no Supervised Person (or any members of the family/household of a Supervised Person) may recommend trading in such issuer's securities or other instruments, or otherwise disclose material, nonpublic information (i.e., "tipping), to anyone other than the Chief Compliance Officer.

The Restricted List is a highly confidential list of issuers that is maintained in the possession of the Chief Compliance Officer, and its contents must not be communicated directly or indirectly to anyone outside of the Firm. The Restricted List will be updated periodically by the Chief Compliance Officer and distributed to all Supervised Persons.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

EXHIBIT A

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

PERSONAL TRANSACTION AUTHORIZATION FORM

Please complete the form below, and have it authorized by an officer of the firm, and deliver the original form to the Chief Compliance Officer. Keep a copy of the executed form for your own records.

SUPERVISED PERSON NAME:

ACCOUNT TITLE:

TYPE OF COVERED SECURITY:	[ ] INVESTMENT MANDATE SECURITY [ ] NON-INVESTMENT MANDATE SECURITY [ ] AFFILIATED FUND

PROPOSED SECURITY:

NUMBER OF SHARES / AMOUNT:

PROPOSED TRADE DATE*:

TRANSACTION: [ ] BUY [ ] SELL [ ] OTHER

IF  THE  PROPOSED  SECURITY  IS  AN  INVESTMENT  MANDATE  SECURITY  OR  AFFILIATED FUND, PLEASE INDICATE TO WHICH MANDATE OR AFFILIATED FUND THE SECURITY IS RELATED:

*
All transactions must be approved prior to 1 PM PST, with effect for the following business day. Trades for Covered Securities must be executed within 2 business days of approval; otherwise a new authorization form must be submitted. Accordingly, the Firm recommends submitting this form only after you have made a final determination that you would like to buy or sell a security.

*   *   *   *   *

AUTHORIZATION

The undersigned officer of Seafarer Capital Partners, LLC hereby certifies the following information:

•	The security above has / has not been traded by the Firm within the last 5 trading sessions;
•	The Firm does / does not expect to trade the security above during the next 5 trading sessions;
•	There are / are not any open orders in this security for Affiliated Fund or client accounts.

Request Approved: YES [  ]                                                                        NO [  ]

By:	Date:

Title:

***	Note: the Chief Compliance Officer's trades will be approved by the Firm's CIO or their designee.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

EXHIBIT B

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

I,                                                                                (print name), hereby reconfirm my acknowledgment of, and obligation for, ongoing compliance with the Firm's Code of Ethics. I understand that my failure to comply with these policies shall be cause for sanction, including possibly my dismissal from the Firm. For the quarter beginning _________ and ending                                            , below is a complete list of my transactions in Covered Securities1 as well as those of my Household Members.

DATE of transaction	BUY / SELL (or other type of acquisition / disposition)	SECURITY NAME AND TICKER OR CUSIP (include Interest Rate and Maturity Date, as applicable)	SHARES / PAR AMOUNT	PRICE	TOTAL DOLLAR AMOUNT	NAME OF ACCOUNT AND BROKER or dealer or other financial institution

[  ] I and my Household Members did not transact in any Covered Securities during the quarter, OR

[  ] I have attached either a list of my and my Household Members' Covered Securities transactions made during the quarter, or account statements with those transactions, OR

[  ] I and my Household Members have reported all Covered Securities transactions made during the quarter by instructing broker/dealers, or others, to send to Seafarer trade confirmations and statements for each of our Covered Accounts2. Include a listing of those accounts.

I certify that the information contained herein is accurate and complete, and is made in compliance with the Code of Ethics of Seafarer Capital Partners, LLC.

Signed:	Date Submitted:

Received by CCO:	Date Received:

[1]	Covered Securities, as defined in the Code of Ethics, are generally stocks, bonds, and mutual funds or other funds managed by Seafarer.

[2]
Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Covered Securities may be held and in which a Supervised Person or their Household Member has direct or indirect beneficial interest and/or trading discretion or control.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

EXHIBIT C

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

INITIAL ACKNOWLEDGMENT & HOLDINGS REPORT

I,                                                                                          (print name), have received, read, understand, and will comply with the Firm's Code of Ethics, particularly in respect to the policies and procedures relative to: (1) prohibitions against insider trading, (2) personal securities transactions, and (3) the disclosure and misuse of proprietary information. I further understand that should I ever have any questions regarding these policies and procedures, I will immediately address them with the Chief Compliance Officer. Below is a complete list of my Covered Securities1 as well as those of my Household Members as of the date below*.

Ticker Symbol (or CUSIP)	Issuer and Title of Covered Security	Shares / Par Amount	Total Dollar Amount	Name of Account and Broker/Dealer or other financial institution

[  ] Check here if you and your Household Members do not hold any Covered Securities and have no Covered Accounts2.
[  ] Check here if you have attached a complete list of your Covered Securities holdings and/or statements for each of your and your Household Members' Covered Accounts. List accounts above.

Signed:	Date Submitted:

Received by CCO:	Date Received:

REMINDER: THIS FORM MUST BE COMPLETED AND RETURNED TO COMPLIANCE
WITHIN 10 DAYS OF YOUR HIRE DATE.  INFORMATION MUST BE NO OLDER THAN 45
DAYS BEFORE YOUR DATE OF BECOMING A SUPERVISED PERSON.

[1]	Covered Securities, as defined in the Code of Ethics, are generally stocks, bonds, and mutual funds or other funds managed by Seafarer.

[2]
Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Covered Securities may be held and in which a Supervised Person or their Household Member has direct or indirect beneficial interest and/or trading discretion or control.

*	Instead of listing your Covered Securities, you may list your Covered Accounts in the table, attach current statements of them, and check the appropriate box below the table.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions

Exhibit (p)(14)

EXHIBIT D

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

ANNUAL ACKNOWLEDGMENT & HOLDINGS REPORT

I,                                                                                        (print name), hereby reconfirm my acknowledgment of, and obligation for, ongoing compliance with the Firm's Code of Ethics. I understand that my failure to comply with these policies shall be cause for sanction, including possibly my immediate dismissal from the Firm. Below is a complete list of my Covered Securities1 as well as those of my Household Members as of the date below.

Ticker Symbol (or CUSIP)	Issuer and Title of Covered Security	Shares / Par Amount	Total Dollar Amount	Name of Account and Broker/Dealer or other financial institution

[  ] Check here if you and your Household Members did not hold any Covered Securities or have any Covered Accounts2.
[  ] Check here if you have attached a list of the Covered Securities positions, or statements of Covered Accounts, of yours and your Household Members, OR
[  ] Check here if you and your Household Members have instructed broker/dealers or other financial institutions to send Seafarer statements for all of your Covered Accounts. Include a listing of those accounts.

Signed:	Date Submitted:

Received by CCO:	Date Received:

[1]	Covered Securities, as defined in the Code of Ethics, are generally stocks, bonds, and mutual funds or other funds managed by Seafarer.

[2]
Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Covered Securities may be held and in which a Supervised Person or their Household Member has direct or indirect beneficial interest and/or trading discretion or control.

2.	Code of Ethics, Insider Trading, and Personal Securities Transactions